Exhibit 12.1
AVALONBAY COMMUNITIES, INC.
RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

	Three Months Ended March 31, 2017	Year Ended December 31, 2016	Year Ended December 31, 2015	Year Ended December 31, 2014 (1)	Year Ended December 31, 2013 (1)
Income from continuing operations before cumulative effect of change in accounting principle	$235,801	$1,034,013	$743,216	$668,516	$57,827

(Plus):
Equity in income of unconsolidated entities, net of distributions received	(3,097)	60,103	84,764	71,781	74,575
Amortization of capitalized interest (2)	7,093	27,779	25,150	22,489	20,157

Earnings before fixed charges	$239,797	$1,121,895	$853,130	$762,786	$152,559

(Plus) Fixed charges:
Portion of rents representative of the interest factor	$1,742	$8,483	$7,790	$7,504	$7,112
Interest expense	49,295	187,510	175,615	180,618	172,402
Interest capitalized	17,821	78,872	79,834	69,961	66,838
Preferred dividend	—	—	—	—	—

Total fixed charges (3)	$68,858	$274,865	$263,239	$258,083	$246,352

(Less):
Interest capitalized	17,821	78,872	79,834	69,961	66,838
Preferred dividend	—	—	—	—	—
Noncontrolling interest in income of a subsidiary that has not incurred fixed charges	—	—	—	14,132	—

Earnings (4)	$290,834	$1,317,888	$1,036,535	$936,776	$332,073

Ratio (4 divided by 3)	4.22	4.79	3.94	3.63	1.35

AVALONBAY COMMUNITIES, INC.
RATIOS OF EARNINGS TO FIXED CHARGES

	Three Months Ended March 31, 2017	Year Ended December 31, 2016	Year Ended December 31, 2015	Year Ended December 31, 2014 (1)	Year Ended December 31, 2013 (1)
Income from continuing operations before cumulative effect of change in accounting principle	$235,801	$1,034,013	$743,216	$668,516	$57,827

(Plus):
Equity in income of unconsolidated entities, net of distributions received	(3,097)	60,103	84,764	71,781	74,575
Amortization of capitalized interest (2)	7,093	27,779	25,150	22,489	20,157

Earnings before fixed charges	$239,797	$1,121,895	$853,130	$762,786	$152,559

(Plus) Fixed charges:
Portion of rents representative of the interest factor	$1,742	$8,483	$7,790	$7,504	$7,112
Interest expense	49,295	187,510	175,615	180,618	172,402
Interest capitalized	17,821	78,872	79,834	69,961	66,838

Total fixed charges (3)	$68,858	$274,865	$263,239	$258,083	$246,352

(Less):
Interest capitalized	17,821	78,872	79,834	69,961	66,838
Noncontrolling interest in income of a subsidiary that has not incurred fixed charges	—	—	—	14,132	—

Earnings (4)	$290,834	$1,317,888	$1,036,535	$936,776	$332,073

Ratio (4 divided by 3)	4.22	4.79	3.94	3.63	1.35

(1)	The results of operations for 2013 and 2014 have been adjusted to remove the Company's earnings classified as discontinued operations.

(2)
Represents an estimate of capitalized interest costs based on the Company’s established depreciation policy and an analysis of interest costs capitalized since 1998 (the year in which AvalonBay was formed).